                                                                     Exhibit 2.1

                          PLAN AND AGREEMENT OF MERGER

                          Dated as of November 10, 1997

                                  by and among

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION,

                          BBPI ACQUISITION CORPORATION,

                                       and

                        BINNINGS BUILDING PRODUCTS, INC.

                                TABLE OF CONTENTS

                                                                           Page

                                    ARTICLE I

                                   DEFINITIONS

1.1.  Definitions..........................................................  1

                                   ARTICLE II

                             PLAN OF MERGER; CLOSING

2.1.  Effective Time; Effect of Merger.....................................  8
2.2.  Conversion of Capital Stock..........................................  9
2.3.  Exchange of Certificates............................................. 11
2.4.  Stock Transfer Books................................................. 12
2.5.  No Further Ownership Rights in Company Shares........................ 12
2.6.  Lost, Stolen or Destroyed Certificates............................... 12
2.7.  Dissenters' Rights................................................... 13
2.8.  Closing.............................................................. 13

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1.  Company Corporate Existence and Power................................ 14
3.2.  Non-Contravention; Due Authorization; Governmental Filings;
               Consents; Binding Effect.................................... 14
3.3.  Capitalization....................................................... 15
3.4.  Subsidiaries; Other Investments...................................... 15
3.5.  Financial Statements................................................. 16
3.6.  Absence of Certain Changes........................................... 16
3.7.  Properties; Assets................................................... 18
3.8.  No Undisclosed Material Liabilities.................................. 19
3.9.  Litigation........................................................... 20
3.10. Business Activities.................................................. 20
3.11. Tax Matters.......................................................... 21
3.12. Employee Benefits.................................................... 23
3.13. Material Contracts................................................... 25
3.14. Licenses............................................................. 26
3.15. Insurance............................................................ 26


                                       (i)

3.16. Compliance with Laws................................................. 27
3.17. Patents, Trademarks, etc............................................. 27
3.18. Environmental Matters................................................ 28
3.19. Labor Matters........................................................ 29
3.20  Disclosure........................................................... 29

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

4.1.  Corporate Existence and Power........................................ 30
4.2.  Corporate Authorization.............................................. 30
4.3.  Governmental Authorization........................................... 30
4.4.  Non-Contravention.................................................... 30
4.5.  Binding Effect....................................................... 30
4.6   Finders' Fees........................................................ 30
4.7.  Litigation........................................................... 30

                                    ARTICLE V

                            COVENANTS OF THE COMPANY

5.1.  Conduct of the Company............................................... 31
5.2.  Access to Information................................................ 33
5.3.  Other Offers......................................................... 33
5.4.  Notices of Certain Events............................................ 34

                                   ARTICLE VI

                       COVENANTS OF PARENT AND MERGER SUB

6.1.  Confidentiality...................................................... 34
6.2.  Breakup Fee.......................................................... 35

                                   ARTICLE VII

                   COVENANTS OF COMPANY, PARENT AND MERGER SUB

7.1.  Best Efforts......................................................... 35
7.2.  Certain Filings...................................................... 35
7.3.  Public Announcements................................................. 36
7.4.  Agreement to Take Necessary and Desirable Actions.................... 36


                                      (ii)

                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

8.1.  Termination of Agreement............................................. 36
8.2.  Effect of Termination: Right to Proceed.............................. 37

                                   ARTICLE IX

                            CONDITIONS TO THE CLOSING

9.1.  Conditions to Obligations of Parent and Merger Sub................... 37
9.2.  Conditions to Obligations of the Company............................. 39

                                    ARTICLE X

                      SURVIVAL AND REMEDY; INDEMNIFICATION

10.1. Survival; Remedy for Breach.......................................... 40
10.2. Indemnification by the Stockholders.................................. 40
10.3. Indemnification by Parent............................................ 40
10.4. Procedures........................................................... 41

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1. Notices.............................................................. 42
11.2. Expenses............................................................. 43
11.3. Successors and Assigns............................................... 43
11.4. Entire Agreement; Amendments......................................... 44
11.5. Counterparts......................................................... 44
11.6. Severability......................................................... 44
11.7. Captions............................................................. 44
11.8. Governing Law........................................................ 44
11.9. Stockholders' Representative......................................... 44


                                      (iii)

Exhibit A-1     Action in Writing by Approving Stockholders
Exhibit A-2     Form of Notice to Non-Approving Shareholders
Exhibit B       September Balance Sheet
Exhibit C       Restated Certificate of Incorporation
Exhibit D       Form of Escrow Agreement
Exhibit E       Opinion of Olshan Grundman Frome & Rosenzweig LLP
Exhibit F       Opinions of Squire, Sanders & Dempsey L.L.P.


Schedule 3.3.   Capitalization
Schedule 3.6.   Absence of Certain Changes
Schedule 3.7.   Properties; Assets
Schedule 3.10.  Business Activities
Schedule 3.11.  Tax Matters
Schedule 3.12.  Employee Benefits
Schedule 3.13.  Material Contracts
Schedule 3.15.  Insurance
Schedule 3.17.  Patents, Trademarks, etc.
Schedule 3.18.  Environmental Matters


                                      (iv)

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER dated as of November 10, 1997, between AMERICAN ARCHITECTURAL PRODUCTS CORPORATION, a Delaware corporation ("Parent"), BBPI ACQUISITION CORPORATION, a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent, and BINNINGS BUILDING PRODUCTS, INC., a Delaware corporation (the "Company").


                                    RECITALS

         WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for Parent and Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein; and

         WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of the Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL"); and

         WHEREAS, in furtherance of such combination, the requisite percentage of stockholders of the Company have executed and delivered the Action in Writing of Stockholders of the Company attached hereto as Exhibit A-1 approving the Merger pursuant to Section 228 of the DGCL (including the holders of not less than 67% of the Company Series A Shares (as defined herein), and the holders of not less than 67% of the Company Series B Shares (as defined herein)), and the Company has provided the prompt notice of such action to the holders of the balance of the Company Shares pursuant to Section 228 of the DGCL, a copy of which is attached hereto as Exhibit A-2.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1. Definitions. The following terms, as used herein, have the following meanings:

         "Accounting Referee" has the meaning set forth in Section 2.2(b).

         "Acquisition Proposal" has the meaning set forth in Section 5.3.

         "Adjusted Net Merger Consideration" means the Net Merger Consideration and the Supplemental Merger Consideration, if any.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. After the Effective Time, Parent's Affiliates shall include the Company and its Subsidiaries.

         "Approving Stockholders" means the holders of the requisite percentage of the Company Shares which approved the Merger as described in the third recital.

         "Capital Appreciation Rights" means the "Appreciation Rights" granted pursuant to Capital Appreciation Right and Put Option Agreement dated as of September 1, 1995, as the same may have been amended, modified or supplemented.

         "Certificate of Merger" has the meaning set forth in Section 2.1.

         "Certificates" has the meaning set forth in Section 2.3.

         "Closing" has the meaning set forth in Section 2.8.

         "Closing Date" has the meaning set forth in Section 2.8.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Common Consideration" has the meaning set forth in Section 2.2(a).

         "Company Common Shares" has the meaning set forth in Section 2.2(a).

         "Company Securities" has the meaning set forth in Section 3.3.

         "Company Series A Shares" has the meaning set forth in Section 2.2(a).

         "Company Series B Shares" has the meaning set forth in Section 2.2(a).

         "Company Shares" has the meaning set forth in Section 2.2(a).

         "Company's Accountant" means Arthur Andersen L.L.P.


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         "Company's Lenders" means the Lenders as defined in the Company's Loan
Agreement and the Trustee for the benefit of the holders of the Secured Notes issued pursuant to the Indenture.

         "Company's Loan Agreement" means that certain Loan and Security Agreement dated as of October 16, 1991, between the Company and ReliaStar Life Insurance Company f/k/a Northwestern National Life Insurance Company, pursuant to which the Company's revolving credit loans are outstanding.

         "Constituent Corporation" has the meaning set forth in Section 2.1.

         "DGCL" has the meaning set forth in the second recital.

         "Dissenting Shares" has the meaning set forth in Section 2.7.

         "EBITDA" means the sum, for the Company (determined on a consolidated basis without duplication) of the following: (a) net income (or loss) after taxes for such period plus (b) amounts deducted from net revenues in determining such net income (or loss) on account of (i) interest expense (including, without limitation, the amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligation, the interest component of any capitalized lease, imputed interest with respect to sale-leaseback transactions and net payments pursuant to hedging transactions) and (ii) federal, state or foreign income taxes minus (c) non-recurring gains for such period plus (d) non-recurring losses for such period (including up to $100,000 in nonrecurring transaction expenses payable by the Company relating to the Merger and other transactions contemplated hereby) plus (e) depreciation, amortization and other non-cash expenses (including any allocation of Parent overhead), in each case determined in accordance with GAAP consistently applied and consistent with the prior year's financial statements.

         "EBITDA Computation" has the meaning set forth in Section 2.2(b).

         "Effective Time" has the meaning set forth in Section 2.1.

         "Employee Benefit Plan" means any (a) deferred compensation or retirement bonus, stock option or similar plan or arrangement, (b) defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Multiemployer Plan, or (e) Employee Welfare Benefit Plan.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2), but excludes a Multiemployer Plan.

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental Claims" has the meaning set forth in Section 3.18.

         "Environmental Laws" has the meaning set forth in Section 3.18.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" means each entity which is treated as a single employer with the Company for purposes of Code Section 414.

         "Escrow Agent" has the meaning set forth in Section 2.2(d).

         "Escrow Claim Expiration Date" shall mean (i) April 30, 1998, if the Closing occurs on or before December 31, 1997, or (ii) that date which is the 120th day after the Closing if the Closing occurs on or after January 1, 1998.

         "Escrow Fund" has the meaning set forth in Section 2.2(d).

         "Escrow Payment" means $2,000,000.

         "Exchange Fund" has the meaning set forth in Section 2.3.

         "Expense Allocation" has the meaning set forth in Section 2.2(a).

         "Extension Option Payment" has the meaning set forth in Section 2.2(c).

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date hereof.

         "GLI" means GLI, Inc., a Delaware corporation, and its successors and assigns.

         "Gross Merger Consideration" means $26,500,000, plus the Extension Option Payment, if any.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended, and the regulations promulgated thereunder.

         "Indenture" means that certain Indenture dated as of April 29, 1986 between the Company and Fleet National Bank, f/k/a Shawmut Bank Connecticut, National Association, a national banking association (the "Trustee"), as amended by the First Supplemental Indenture dated as of January 9, 1991, the Second Supplemental Indenture dated September 16, 1991, the

Third Supplemental Indenture dated as of January 27, 1993, the Fourth Supplemental Indenture dated as of April 29, 1993, the Fifth Supplemental Indenture dated as of July 30, 1993, the Sixth Supplemental Indenture dated as of September 1, 1996, the Seventh Supplemental Indenture dated as of November 1, 1996, and the Eighth Supplemental Indenture dated as of February 28, 1997.

         "Intellectual Property Rights" has the meaning set forth in Section
3.17.

         "IRS" has the meaning set forth in Section 3.12.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, option or encumbrance of any kind in respect of such asset.

         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of the Company and the Subsidiaries, taken as a whole.

         "Materials of Environmental Concern" has the meaning set forth in
Section 3.18.

         "Merger" has the meaning set forth in the second recital.

         "Miami Report" has the meaning set forth in Section 3.18.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Net Merger Consideration" means the Gross Merger Consideration, less the sum of the Payoff Amount.

         "1997 EBITDA" has the meaning set forth in Section 2.2(b).

         "Parent Disclosure Documents" means the documents used by Parent in connection with obtaining the financing required to consummate the transactions contemplated by this Agreement and to provide funds to Parent for other purposes, and any amendments or supplements thereto.

         "Parent Indemnitee" has the meaning set forth in Section 10.4.

         "Parent's Accountant" means BDO Seidman LLP.

         "Payoff Amount" means the amounts required by the Company's Lenders to release the Company from all of its indebtedness under and pursuant to the Company's Loan Agreement, and the amounts required to redeem the Company's Secured Notes, including without limitation a release of all liens on assets of the Company relating thereto.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization or any other entity or organization, including without limitation a governmental entity or political subdivision or an agency or instrumentality thereof.

         "Plan" has the meaning set forth in Section 3.12.

         "ReliaStar Holders" means ReliaStar Life Insurance Company (f/k/a Northwestern National Life Insurance Company), Northern Life Insurance Company and ReliaStar Bankers Security Life Insurance Company (as successor by merger to The North Atlantic Life Insurance Company of America).

         "ReliaStar Payment" means the payment of $1,100,000 to the ReliaStar Holders in exchange for the purchase, retirement and cancellation of all of the Company Shares and Company Securities owned by the ReliaStar Holders (consisting of their Company Common Stock and the Capital Appreciation Rights).

         "Returns" has the meaning set forth in Section 3.11.

         "SEC" means the Securities and Exchange Commission.

         "Secured Notes" means the following promissory notes issued pursuant to the Indenture: (i) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $6,000,000 payable to Northwestern National Life Insurance Company; (ii) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $2,500,000 payable to Northern Life Insurance Company; (iii) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $1,500,000 payable to The North Atlantic Life Insurance Company of America;
(iv) the 9% Secured Note due September 1, 2000, in the original principal amount of $500,000 payable to TMG Life Insurance Company, Inc.; (v) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $857,000 payable to Northwestern National Life Insurance Company; (vi) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $357,150 payable to Northern Life Insurance Company; (vii) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $214,350 payable to The North Atlantic Life Insurance Company of America; (viii) the 9% Secured Note due September 1, 2000, in the original principal amount of $71,400 payable to TMG Life Insurance Company, Inc.; (ix) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $685,680 payable to Northwestern National Life Insurance Company; (x) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $285,720 payable to Northern Life Insurance Company; (xi) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $171,480 payable to The North Atlantic Life Insurance Company of America; (xii) the 9% Secured Note due September 1, 2000, in the original principal amount of $57,120 payable to TMG Life Insurance Company, Inc.; (xiii) the

9.25% Secured Note due September 1, 2005, in the original principal amount of $700,000 payable to Northwestern National Life Insurance Company; (xiv) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $291,666.67 payable to Northern Life Insurance Company; (xv) the 9.25% Secured Note due September 1, 2005, in the original principal amount of $175,000 payable to The North Atlantic Life Insurance Company of America; and (xvi) the 9% Secured Note due September 1, 2000, in the original principal amount of $58,333.33 payable to TMG Life Insurance Company, Inc.

         "September Balance Sheet" means the unaudited balance sheet of the Company as of September 30, 1997, a copy of which is attached hereto as Exhibit B.

         "Series A Consideration" means $10.00 per Company Series A Share (including the stock dividends payable up to but not including the Closing
Date).

         "Series B Consideration" means $10.00 per Company Series B Share (including the stock dividends payable up to but not including the Closing
Date).

         "Stockholder Indemnitee" has the meaning set forth in Section 10.4.

         "Stockholders" means the holders of the Company Shares whose ultimate share of the Net Merger Consideration is dependent upon the disposition of the Escrow Fund.

         "Stockholders' Representative" means Salvatore J. Zizza, or such other person designated from time to time by GLI; provided, however, that the designation of such replacement shall not be effective until Parent receives notice of such replacement pursuant hereto, and Parent may at all times rely on representations and instruments delivered by any Stockholders' Representative prior to receipt of notice of any change in the identity of the Stockholders' Representative, and any representations and instruments made or delivered by a Stockholders' Representative shall be binding upon any successor Stockholders' Representative.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by the Company.

         "Subsidiary Securities" has the meaning set forth in Section 3.4.

         "Supplemental Merger Consideration" means a dollar amount, if positive, equal to the amount determined by the following formula (subject to the cap set forth in Section 2.2(b)(iii)):

                     1997 EBITDA
                -    $4,500,000
                --------------------------------------
                     Supplemental Merger Consideration

         "Surviving Corporation" has the meaning set forth in Section 2.1.

         "Tax" or "Taxes" has the meaning set forth in Section 3.11.


                                   ARTICLE II

                             PLAN OF MERGER; CLOSING


         2.1. Effective Time; Effect of Merger.

              (a) Upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged into and with the Company. The Company shall be the surviving corporation (the "Surviving Corporation") of the Merger and shall continue to exist and be governed by the laws of the State of Delaware. The Merger shall become effective (the "Effective Time") upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Certificate of Merger").

              (b) At the Effective Time, (i) the separate corporate existence of Merger Sub shall cease; (ii) the Certificate of Incorporation and Bylaws of the Company shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation (provided, however, that the Certificate of Incorporation of the Company shall be amended and restated in its entirety at the Effective Time to read as set forth in Exhibit C), until duly amended in accordance with their terms and the DGCL; (iii) the directors and officers of Merger Sub shall be the initial directors and officers of the Surviving Corporation, to serve in accordance with the Bylaws; and (iv) the Surviving Corporation shall become a wholly owned subsidiary of Parent. Upon the consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Company and Merger Sub (the "Constituent Corporations" and each a "Constituent Corporation"), and all obligations belonging to or due each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest therein vested in any Constituent Corporation shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation shall thenceforth be liable for all the obligations of each Constituent Corporation, including any liability to holders of Dissenting Shares. Any claim existing, or action or proceeding pending, by or against any Constituent Corporation, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of any Constituent Corporation. All the rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of any Constituent Corporation shall be preserved unimpaired but only as to the property affected by such liens immediately prior to the Effective Time. The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, all existing stock repurchase obligations, stock appreciation rights, stock options, warrants, capital appreciation rights, and stockholder agreements between the Company and any holder(s) of the Company Shares or other Persons holding such rights, obligations and options shall be deemed to have been terminated and shall have no further force or effect.

         2.2. Conversion of Capital Stock. The following will occur at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities.

              (a) Merger Consideration. The Gross Merger Consideration shall be reduced by the amount of the Payoff Amount in order to determine the Net Merger Consideration. The shares of common stock, $.01 par value, of the Company (the "Company Common Shares"), the shares of Preferred Stock, Series A, $1.00 par value, of the Company (the "Company Series A Shares") and the shares of Preferred Stock, Series B, $1.00 par value, of the Company (the "Company Series B Shares") issued and outstanding immediately prior to the Effective Time (collectively, the "Company Shares") and the Capital Appreciation Rights shall be converted into the right to receive the Net Merger Consideration plus the additional amount of consideration, if any, payable pursuant to Section 2.2(b) (the "Supplemental Merger Consideration", and, together with the Net Merger Consideration, the "Adjusted Net Merger Consideration"), subject to the escrow provisions contained in Section 2.2(d). The Net Merger Consideration shall be allocated in the following manner: (i) first, the ReliaStar Payment, (ii) second, the Escrow Payment, (iii) third, $1 million to the Stockholders' Representative to pay certain unallocated fees and expenses in connection with the Merger (the "Expense Allocation"); (iv) fourth, the Series B Consideration to the holders of the Company Series B Shares, (v) fifth, the Series A Consideration to the holders of the Company Series A Shares and (vi) sixth, the balance to the holders of the Company Common Shares, on a per share, pro rata basis (the "Common Consideration").

              (b) Supplemental Merger Consideration.

              (i) As soon as practicable but in any event not later than 45 days after the later of (i) the Closing Date or (ii) December 31, 1997, the Company shall, at the Company's expense, cause to be prepared and delivered to the Company's Accountant and Stockholders' Representative a computation of EBITDA (the "EBITDA Computation") of the Company and the Subsidiaries for the year ended December 31, 1997 (the "1997 EBITDA"). Stockholders' Representative and Company's Accountant shall have the right, at Stockholders' Representative's expense, to review all work papers and procedures used to prepare the EBITDA Computation, and shall have the right to perform any other procedures they deem necessary to satisfy themselves as to the accuracy thereof.

              (ii) Unless Stockholders' Representative within 10 days after delivery of the EBITDA Computation notifies Parent in writing that it objects to Parent's EBITDA Computation, specifying with reasonable particularity the items giving rise to such objection, Parent's EBITDA Computation shall be binding upon all of the parties hereto. If Stockholders' Representative delivers to Parent any such notice of objection within such 10-day period, then Stockholders' Representative and Parent shall negotiate in good faith and use their best efforts to resolve such items and to reach an agreement as to Parent's EBITDA Computation, if any. If Stockholders' Representative and Parent are unable to reach such an agreement within 5 days after receipt by Parent of any such notice of objection, Company's Accountant and Parent's Accountant shall select another nationally recognized independent accounting firm which has and has had no material relationship with any holder of Company Common Shares or to the Merger Sub or Parent or their respective Affiliates (the "Accounting Referee") to resolve the disputed items and to determine the amount of 1997 EBITDA. Such determination shall be binding upon all of the parties hereto. The costs, expenses and fees of any Accounting Referee shall be shared equally by (i) Stockholders' Representative and (ii) Parent.

              (iii) If 1997 EBITDA exceeds $4,500,000, then Parent shall pay, or cause to be paid, the Supplemental Merger Consideration, if any, in accordance with the provisions of this Agreement. In no event shall the Supplemental Merger Consideration exceed $500,000. The Supplemental Merger Consideration shall be paid by or on behalf of Parent not later than the later of (i) the Escrow Claim Termination Date or (ii) 30 days after final determination of the 1997 EBITDA.

              (c) Extension Option. If the Closing Date does not occur on or before December 31, 1997, due to the inability of Parent to satisfy the financial condition referred to in Section 9.1(vi), and Parent and Merger Sub elect, on or before such date, to extend the cut-off date of this Agreement beyond December 31, 1997, then the cut-off date shall be extended to a date on or before March 31, 1998, selected by Parent. In consideration of such extension, the Gross Merger Consideration to be payable at the Effective Time shall be increased by an amount of $500,000 in cash (the "Extension Option Payment").

              (d) Escrow Fund. At or before the Effective Time (as hereinafter defined), as security for the general obligations of the Stockholders arising under this Agreement, the Escrow Payment shall be delivered to Gleacher NatWest Inc., as escrow agent (the "Escrow Agent"), to be held in a separate account (the "Escrow Fund") pursuant to an escrow agreement to be entered into at the Closing in substantially the form attached hereto as Exhibit D (the "Escrow Agreement") and shall be deposited and held in escrow for a period expiring not later than the third business day after the Escrow Claim Expiration Date (unless a claim is made on or prior to the Escrow Claim Expiration Date, in which case the disposition of the Escrow Fund, or the disputed portion thereof, shall be governed by the terms of the Escrow Agreement).

              (e) Cancellation. Each Company Share held in the treasury of the Company and each Company Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

              (f) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted to an issued and outstanding share of capital stock of the Surviving Corporation.

              (g) Antidilution Adjustments to Merger Consideration. The Adjusted Net Merger Consideration payable with respect to each Company Share shall be adjusted to reflect fully the effect of any reclassification, recapitalization, stock split, reverse split, exchange or readjustment of shares, stock dividend or other like change with respect to the Company Shares occurring after the date hereof and prior to the Effective Time; provided, however, that any such change with respect to the Company Shares shall be subject to the provisions of Section 5.1(xi).

         2.3. Exchange of Certificates.

              (a) At or prior to the Effective Time, Parent shall deposit or cause to be deposited, for exchange in accordance with this Section 2.3, cash in an aggregate amount sufficient to pay an amount equal to the difference, if positive, between (i) the Net Merger Consideration and (ii) the Escrow Payment, such difference being hereinafter referred to collectively as the "Exchange Fund". Such deposit shall be held by the Surviving Corporation. After the Effective Time and in accordance with the provisions of Section 2.2(b), Parent shall deposit, or cause to be deposited, the Supplemental Merger Consideration, and such amounts shall be added to the Exchange Fund. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of and payable to Parent.

              (b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Surviving Corporation to mail to each holder of record of the Company Shares (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing Company Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Surviving Corporation and shall be in such form and have such other provisions as Parent may reasonably specify, (ii) instructions to effect the surrender of the Certificates in exchange for the Adjusted Net Merger Consideration, and (iii) such other documentation as is customary for transactions of this type. Upon surrender of a Certificate for cancellation to the Surviving Corporation together with such letter of transmittal, which shall be duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereto cash in respect of the Net Merger Consideration (which cash shall be disbursed by wire transfer upon receipt by the Surviving Corporation of the documents described above and appropriate wire transfer instructions from a holder, net of any wire transfer charges), in accordance with the distribution priority set forth in Section 2.2(a) and the Certificate so surrendered shall forthwith be canceled. The holder of a Certificate evidencing Company Shares shall also be entitled to receive a distribution of the holder's share of (i) the Supplemental Merger

Consideration as soon as practicable following the date the Surviving Corporation receives the Supplemental Merger Consideration, and (ii) the Escrow Fund, to the extent such amounts are not required to satisfy claims by Parent against the Escrow Fund, in accordance with the distribution priority set forth in Section 2.2(a).

              (c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares as of the date which is six months after the Effective Time shall be delivered to Parent, upon demand, and thereafter such holders of Company Shares who have not theretofore complied with this Section 2.3 shall be entitled to look only to Parent for payment of the Adjusted Net Merger Consideration to which they are entitled pursuant hereto.

              (d) No Liability. Except as required by applicable law, none of Parent, Merger Sub or the Company shall be liable to any holder of Company Shares for any Adjusted Net Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) Withholding Rights. Parent or the Surviving Corporation shall be entitled to deduct and withhold from the Adjusted Net Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation

         2.4. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Shares thereafter on the records of the Company with respect to the Company Shares.

         2.5. No Further Ownership Rights in Company Shares. The Net Merger Consideration (and Supplemental Merger Consideration, if any) delivered upon the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers of Company Shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         2.6. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash as may be required pursuant to Section 2.2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Company with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.7. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any Company Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who shall not have voted such Company Shares in favor of the adoption of the Merger and who shall have delivered a written demand for the appraisal of such Shares in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.2 hereof but instead shall become the right to receive payment of the appraisal value of such shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for payment of the appraisal value of such Company Shares (within sixty (60) days of the Effective Time or with the consent of the Surviving Corporation by its directors), (ii) if any holder fails to comply with such Section 262 (unless the Surviving Corporation by its directors waives such failure), (iii) if the Parent abandons or is finally enjoined or prevented from carrying out the Merger, (iv) if the Surviving Corporation and any holder of Dissenting Shares will not have come to an agreement as to the appraisal value of such holder's Dissenting Shares, and neither such holder of Dissenting Shares nor the Surviving Corporation has filed or joined in a petition demanding a determination of the appraisal value of all Dissenting Shares within the period provided in Section 262 of the DGCL or (v) if any holder of Dissenting Shares otherwise loses (through failure to perfect or otherwise) the right to appraisal of the Dissenting Shares, the right and obligation of such holder or holders (as the case may be) to receive such appraisal value and to sell such Dissenting Shares shall terminate, and such Dissenting Shares shall thereupon be deemed to have been extinguished and to have been converted, as of the Effective Time of the Merger, into the right to receive the Adjusted Net Merger Consideration to which such holder would have otherwise been entitled, without interest (except for any interest to which such holder would be entitled pursuant to distribution of the Escrow Fund). Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid shall not be paid by the Surviving Corporation as provided in this Agreement and shall have only such rights as are provided by
Section 262 of the DGCL with respect to such Company Shares and Adjusted Net Merger Consideration.

         2.8. Closing. (a) The closing (the "Closing") of the Merger shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 350 Park Avenue, New York, New York, at 10:00 A.M., local time, not later than December 10, 1997, or as soon as practicable after the conditions set forth in Article IX have been satisfied or at such other time and place upon which the Company, Parent and Merger Sub may agree (the time and date of the Closing being hereinafter called the "Closing Date"). All transactions consummated at the Closing shall be deemed to have taken place simultaneously and shall be deemed to be effective as of the close of business of the Company on the Closing Date.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

         The Company represents and warrants to Parent that:

         3.1. Company Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except in those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the Company's charter and bylaws and made available for Parent's inspection the Company's minute books, which minute books contain a true and complete record of all meetings, and consents in lieu of a meeting, of the Company's board of directors (and any committee thereof) and of the Company's stockholders held or executed since the Company's incorporation, and such records accurately reflect all transactions referred to therein.

         3.2. Non-Contravention; Due Authorization; Governmental Filings; Consents; Binding Effect. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or the Subsidiary or to a loss of any benefit to which the Company is entitled under any provision of applicable law or regulation (assuming compliance with any applicable provisions of the HSR Act) or of the charter or bylaws or operating agreement of the Company or the Subsidiary or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon the Company or the Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or the Subsidiary.

              (b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's powers and have been duly authorized by all necessary corporate and stockholder action.

              (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority (other than compliance with the applicable requirements under the HSR Act and the filing of the Certificate of Merger).

              (d) No consent, approval, waiver or other action by any Person under any material contract, agreement, indenture, lease, instrument or other document to which the Company or the Subsidiary is a party or by which any of them in bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

              (e) This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

         3.3. Capitalization. The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Shares, 500,000 shares of Company Series A Shares and 500,000 shares of Company Series B Shares. There are outstanding 217,700 shares of Company Common Shares consisting of 158,176 shares without put rights and 59,524 shares with put rights, 149,158 shares of Company Series A Shares, and 30,000 shares of Company Series B Shares. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and on Schedule 3.3, there are outstanding (i) no shares of capital stock or other voting securities of the Company or capital appreciation rights, stock options, warrants, stock appreciation rights or other phantom equity rights based on the value of the Company's capital stock or other voting securities,
(ii) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. The approval of the Approving Stockholders constitutes the requisite stockholder approval of the transactions contemplated by this Agreement. Schedule 3.3 contains a true and complete list of all holders of the Company Shares and the Company Securities and their respective ownership percentages as of the date hereof and as of the Effective Time, including without limitation the stock dividends payable to the holders of the Series A Shares and the Series B Shares on or before the Closing Date, in detail sufficient to determine the precise allocation of the payment of the Net Merger Consideration to the holders of the Company Shares.

         3.4. Subsidiaries; Other Investments. (a) The Company has no Subsidiaries as of the date of this Agreement and will have no Subsidiaries as of the Closing Date except for the Subsidiary identified in Section 5.1(b).

              (b) If formed, at the Effective Time, the Subsidiary will be a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except in those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. If formed, the Subsidiary will have delivered to Parent true and complete copies of the Subsidiary's certificate of incorporation and bylaws and made available for Parent's inspection the Subsidiary's minute book which minute book contains a true and complete record of all meetings, and consents in lieu of a meeting, of the Subsidiary's board of directors and stockholder held or executed since the Subsidiary's formation, any such records accurately reflect all transactions referred to therein.

              (c) If formed, at the Effective Time, all of the capital stock in the Subsidiary will be owned by the Company, directly or indirectly, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). There are outstanding (i) no securities of the Company or the Subsidiary convertible into or exchangeable for capital stock in the Subsidiary, (ii) no options or other rights to acquire from the Company or the Subsidiary, and no other obligation of the Company or the Subsidiary to issue, any capital stock in, or any securities convertible into or exchangeable for any capital stock in, the Subsidiary or phantom equity interest; and (iii) no other securities of the Subsidiary (collectively, "Subsidiary Securities"). There are no outstanding obligations of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

              (d) Except for the Subsidiary identified in Section 5.1(b) and the TeamPro Joint Venture, neither the Company nor the Subsidiary has an equity interest in any other Person.

         3.5. Financial Statements. The unaudited financial statements of the Company as of and for the nine-month period ended September 30, 1997, and the audited financial statements of the Company for the years ended December 31, 1996, 1995, 1994 and 1993 previously delivered to Parent have been prepared in a manner that reports the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, and fairly present, in all material respects, the financial condition and results of operations of the Company at such dates or for the periods then ended except, in the case of the unaudited financial statements, for normal year-end adjustments and the absence of footnotes.

         3.6. Absence of Certain Changes. (a) Since December 31, 1996, the Company and the Subsidiary have conducted their business in the ordinary course and there has not been:

              (i) any event or any change in the business or condition (financial or otherwise) of the Company or the Subsidiary that has had or may have a Material Adverse Effect;

              (ii) any amendment or alteration in any material term of any outstanding security, option, warrant or phantom equity interest of the Company or the Subsidiary except as described in Schedule 3.3;

              (iii) any (A) incurrence, assumption or guarantee by the Company or the Subsidiary of any debt for borrowed money other than in the ordinary course of business or with any Person other than those identified on Schedule 3.6(b), (B) issuance or sale of any securities of the Company or the Subsidiary convertible into or exchangeable for debt securities of the Company or the Subsidiary, or (C) issuance or sale of options or other rights to acquire from the Company or the Subsidiary debt securities of the Company or the Subsidiary or any securities convertible into or exchangeable for any such debt securities;

              (iv) any creation, assumption or incurrence by the Company or the Subsidiary of any Lien on any material asset, other than in the ordinary course of business or as permitted by Section 3.7 and Section 5.1(a)(iii);

              (v) any assumption, guarantee, endorsement or other action by the Company or the Subsidiary to become liable for the obligations of any Person;

              (vi) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions or investments made in the ordinary course of business or as required under Section 5.1(b), any issue or sale of Company Shares or Company Securities, issue or sale of any Subsidiary Securities, or redemption, repurchase or other acquisition of shares of capital stock or other equity interests in or other securities of the Company or the Subsidiary, or any dividend or other distribution with respect thereto, other than as described in Section 5.1(b) or Schedule 3.3;

              (vii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or the Subsidiary which, individually or in the aggregate, has had or may have a Material Adverse Effect;

              (viii) any transaction or commitment made, or any contract or agreement entered into, by the Company or the Subsidiary relating to its assets or business (including the acquisition or disposition of any substantial assets) or any relinquishment by the Company or the Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiary taken as a whole, other than transactions and commitments in the ordinary course of business or contemplated by this Agreement;

              (ix) any grant of any severance or termination pay to any officer or employee of the Company or the Subsidiary, any entering into of any employment agreement with any officer or employee of the Company or the Subsidiary or any increase in compensation or benefits payable under any existing severance or termination pay policies or employment agreements other than grants, agreements, merit increases or cost-of-living increases in the ordinary course of business consistent with past practice; or

              (x) any agreement or arrangement made by the Company or the Subsidiary to take any action which if taken prior to the date hereof would have made any representation or warranty in this Article untrue or incomplete.


              (b) Schedule 3.6(b) sets forth the identity of all of the Persons to which the Company and/or the Subsidiary are indebted for borrowed money and the document(s) pursuant to which such debt has been incurred and the respective amounts outstanding to such Person as reflected on the September Balance Sheet.

         3.7. Properties; Assets. (a) Schedule 3.7 sets forth the address of the principal executive office of the Company and the Subsidiary and the location of all real property owned or leased by the Company and the Subsidiary and the functions thereof, as well as the locations of all inventory of the Company and the Subsidiary.

              (b) The Company and the Subsidiary have, or prior to the Closing will have, good and (in the case of real property) marketable title to, or in the case of leased property valid and subsisting leasehold interests in, all properties and assets (whether real or personal but excluding intangible assets) reflected on the September Balance Sheet or acquired after September 30, 1997, except for properties and assets sold since September 30, 1997, in the ordinary course of business consistent with past practice or as set forth in Schedule
3.7. None of such properties or assets is subject to any Liens except:

              (i) Liens disclosed in Schedule 3.7;

              (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves have been established on the September Balance Sheet); or

              (iii) Liens which do not materially detract from the value of such property or assets as now used or materially interfere with any present or intended use of such property or assets.

              (c) There is no violation of any law, regulation or ordinance (including without limitation laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the properties and assets of the Company and the Subsidiary except for such violations as would not in the aggregate have a Material Adverse Effect.

              (d) There are no pending or, to the knowledge of the Company after due inquiry threatened, condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof.


              (e) The legal description for each real estate parcel owned by the Company or the Subsidiary and contained in the deed thereof, true and complete copies of which are contained in Schedule 3.7, describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land and do not encroach on any easement which may burden the land.


              (f) There are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property.


              (g) Except as set forth in Schedule 3.7, there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.


              (h) The amount of the Company's working capital as of the Closing Date will not be materially less than the amount reflected on the September Balance Sheet as measured on a basis consistent with the basis used in the preparation of the September Balance Sheet and excluding the effect of the Loans. None of the inventory in the possession of the Company is held on consignment, and none of the inventory of the Company is consigned to third parties.


              (i) The buildings, machinery, equipment, and other tangible assets that the Company owns and leases and which are used in its business as presently conducted are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).


         3.8. No Undisclosed Material Liabilities. There are no liabilities of the Company or the Subsidiary of any kind whatsoever, whether accrued, contingent, absolute or conditional, and whether or not the amount thereof is determinable, that are in the aggregate material to the Company and the Subsidiary taken as a whole, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (i) liabilities disclosed or provided for in the September Balance Sheet; and


               (ii) liabilities incurred in the ordinary course of business since September 30, 1997.


         3.9. Litigation. (a) There is no action, suit, investigation or proceeding pending against or affecting, or to the knowledge of the Company threatened against or affecting, the Company or the Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or the Subsidiary, may have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger and there is no unsatisfied judgment, order, stipulation, injunction, decree or award to which the Company or the Subsidiary or any of their properties is subject.


               (b) Neither the Company nor the Subsidiary has received notice of any claim or allegation of personal death or material personal injury, property or economic damage, any claim for punitive or exemplary damages, any material claim for contribution or indemnification, or any claim for injunctive relief in connection with any product sold or distributed or any service provided by it, except for routine warranty claims.


         3.10. Business Activities. (a) There is no agreement, judgment, injunction, order, decree or other instrument binding upon the Company or the Subsidiary which has or could reasonably be expected to have the effect of prohibiting any business practice of the Company or the Subsidiary, any acquisition of property by the Company or the Subsidiary or the conduct of business by the Company or the Subsidiary either before or after the Closing Date.


               (b) The customers, suppliers and sales representatives list attached hereto as Schedule 3.10 contains a listing of: (i) the twenty largest customers (in dollar volume); (ii) the twenty largest suppliers (in dollar volume); and (iii) all sales representatives of the Company for the twelve months ended September 30, 1997.


               (c) To the knowledge of the Company, none of such customers or suppliers have canceled or otherwise terminated its relationship with the Company, or made any written threat to cancel or terminate its relationship with the Company, for any reason, including the consummation of the transactions contemplated hereby.

               (d) [Intentionally Omitted]

               (e) [Intentionally Omitted]

               (f) Schedule 3.10 sets forth a true and complete list of each financial institution with which the Company or the Subsidiary has an account (giving the account number therefor) or safe deposit box and the names of the persons authorized at the date hereof to draw thereon or to have access thereto and all powers of attorney granted or executed on behalf of the Company and the Subsidiary.

               (g) Schedule 3.10 sets forth the current status of the Dade Metals Company arrangement originally set forth in agreements dated as of September 19, 1994.

         3.11. Tax Matters. (a) Except as disclosed on Schedule 3.11:

               (i) all Returns for any Tax period required to be filed by the Company or the Subsidiary prior to the Closing have been or will be filed when due in timely fashion and are complete and accurate in all material respects, except where the failure to file such Returns or any incompleteness or inaccuracy therein has not had, and could not have, a Material Adverse Effect;

               (ii) all Taxes with respect to the businesses of the Company and the Subsidiary, or as to which the Company or the Subsidiary is or may be liable, that are required to be paid, collected, or withheld prior to the Closing have been or will be timely paid or collected or withheld and remitted to the appropriate governmental agency, except for those Taxes that are being contested in good faith (and for which adequate provision has been made in accordance with GAAP);

               (iii) no material deficiencies for Taxes relating to the income, properties, operations, or businesses of the Company or the Subsidiary have been claimed, proposed, or assessed by any governmental authority prior to the Closing; there is no pending or, to the best knowledge of the Company after due inquiry, or the Company's counsel and tax advisers, threatened action, suit, proceeding, investigation, audit, or claim for or relating to any liability in respect of such Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that could result in a material additional amount of such Taxes; audits of federal, state, and local Returns for such Taxes have been completed by the relevant governmental authorities for each period set forth in Schedule 3.11 and, except as set forth in such Schedule, neither the Company nor the Subsidiary has been notified that any governmental authority intends to audit any Return for any other period;

               (iv) neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

               (v) all material elections with respect to Taxes affecting the Company or the Subsidiary as of the date hereof are set forth in Schedule 3.11; neither the Company nor the Subsidiary (i) has consented at any time under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets of the Company or the Subsidiary,
(ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company or any Subsidiary, (iii) has made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as "tax-exempt bond financed property" or "tax-exempt use property" within the meaning of Section 168 of the Code, (iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision;

               (vi) neither the Company nor the Subsidiary is or has ever been an includible corporation in an affiliated group of corporations, within the meaning of Section 1504 of the Code;

               (vii) neither the Company nor any Subsidiary has ever been a party to, or has otherwise been obligated under, a tax-sharing agreement or similar arrangement;

               (viii) neither the Company nor the Subsidiary has made or become obligated to make, or will, as a result of any event connected with the acquisition of the Company by Parent or any other transaction contemplated herein, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

               (ix) there are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company or the Subsidiary;

               (x) all joint ventures, partnerships, or other arrangements or contracts to which the Company or the Subsidiary is a party and that could be treated as a partnership for federal income tax purposes are set forth in
Schedule 3.11;

               (xi) the basis for federal income tax purposes of the assets of the Company shown on the September Balance Sheet is set forth in Schedule 3.11;

               (xii) the amount of the "net operating loss carryovers," within the meaning of Section 172 of the Code, of the Company and the Subsidiary, and the years in which the indicated amount of such net operating loss carryovers expire under Section 172 of the Code, are as indicated on Schedule 3.11; and

               (xiii) the use by the Company of its net operating loss carryovers is not subject to any limitations under Section 382 of the Code or any other provision of federal or state law, and the Company has not experienced an "ownership change" within the meaning of Section 382 of the Code that would affect the use of any of its net operating loss carryovers.

               (b) "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, gross income, profits, franchise, transfer, sales, use, payroll, occupation, property (real or personal), excise and similar taxes, assessments, and governmental charges (including interest, penalties or additions to such taxes). "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

         3.12. Employee Benefits.

               (a) Schedule 3.12 lists each Employee Benefit Plan that any ERISA Affiliate or the Company or any Subsidiary maintains, participates in or contributes to for the benefit of employees or former employees of the Company or any Subsidiary.

               (i) Each such Employee Benefit Plan (and each related trust, insurance contract or fund) at all times has been maintained and administered in compliance with its terms and has complied in form and in operation in all respects with the applicable requirements of all laws, regulations and rulings, including but not limited to ERISA and the Code.

               (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been timely paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and intended to be qualified under the Code has received a determination letter from the Internal Revenue Service ("IRS") to the effect that it meets the requirements of Code Section 401(a) as amended by the Tax Reform Act of 1986 and subsequent legislation for which the remedial amendment period (as defined by regulations and rulings of the IRS) has not expired.

               (iv) The Company does not participate in, and has never participated in, any defined benefit Employee Pension Benefit Plan.

               (v) The Company has delivered or caused to be delivered to Parent true and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent five (5) Form 5500 Annual Reports, all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan, the most recent actuarial valuations, and all information dated within the prior two years regarding any plan funding waiver requests, IRS letter rulings and requests therefor, requests for technical advice, or other outstanding issue involving such Employee Benefit Plan with the IRS, the Department of Labor, or the PBGC.

               (vi) No Reportable Event, "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Employee Benefit Plan which is an Employee Pension Benefit Plan that could give rise to liability to the Company or the Subsidiary.

               (vii) None of the ERISA Affiliates, the Company or any Subsidiary has contributed to or been required to contribute to any Multiemployer Plan for the benefit of employees or former employees of the Company or any Subsidiary during the prior six years.

               (viii) (i) None of the ERISA Affiliates, or the Company or the Subsidiary is providing or has an obligation to provide post-retirement medical or life benefits to any employees or former employees of the Company or the Subsidiary, exclusive of any obligations imposed by COBRA, and (ii) there are no restrictions on the rights of any ERISA Affiliate or the Company or the Subsidiary to amend or terminate any post-retirement medical or life benefits without incurring any liability therefor and no communications have been made to participants with respect to guaranteeing any such benefits.

               (ix) Consummation of the transactions contemplated by this Agreement will not directly or indirectly result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any current or former employee of the Company or any Subsidiary under the terms of existing agreements and/or arrangements the Company or any Subsidiary.

               (b) With respect to each Employee Benefit Plan that the Company or any Subsidiary or any ERISA Affiliate maintains or has maintained during the prior six (6) years or to which any of them contributes, or has been required to contribute during the prior six (6) years:

               (i) No action, claim, suit, proceeding, hearing, governmental audit or investigation with respect to any such Employee Benefit Plan or their assets (other than routine claims for benefits) is pending or threatened.

               (ii) Neither the Company nor any Subsidiary has incurred any liability, and no event has occurred or is expected to occur which could give rise to liability to the Company or the Subsidiary, to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Multiemployer Plan or any Employee Benefit Plan which is an Employee Pension Benefit Plan.

         3.13. Material Contracts.

               (a) Except for agreements, contracts, plans, leases, arrangements or commitments reflected on the September Balance Sheet, disclosed in Schedule
3.12 or disclosed to Parent pursuant to Schedule 3.13, neither the Company nor the Subsidiary is a party to or subject to:

               (i) any union contract or any employment contract or arrangement, written or oral, with any officer, consultant, director or employee providing for future annual compensation to such Person of $75,000 or more;

               (ii) any plan, contract or arrangement, written or oral, with any employee providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

               (iii) any lease providing for annual gross rentals (including without limitation insurance, maintenance and taxes payable by the Company and the Subsidiary pursuant to any net leases) of $200,000 or more;

               (iv) any sales, distribution or other similar agreement, which is not terminable by the Company or the Subsidiary on 90 days' notice or less, providing for the sale by the Company or the Subsidiary of materials, supplies, goods, services or equipment and providing for annual payments to the Company or the Subsidiary of $50,000 or more;

               (v) any partnership, joint venture, or other similar contract, arrangement or agreement;

               (vi) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) other than such contracts providing for the deferral of payment for 60 days or less and other than such contracts providing for aggregate payments by the Company or the Subsidiary of up to $100,000;

               (vii) any license agreements, franchise agreements or agreements in respect of similar rights granted to or held by the Company or the Subsidiary; or

               (viii) any contract with the United States, any other governmental entity or political subdivision, or any agency or instrumentality thereof;

               (ix) any contract, commitment or arrangement for the purchase of products from a single source supplier or in the nature of a noncompetition agreement which in any way restricts the right of the Company and the Subsidiary to conduct any business activity; or

               (x) any other contract or commitment not made in the ordinary course of business which is material to the Company and the Subsidiary taken as a whole.

               (b) All agreements, contracts, plans, leases, arrangements and commitments disclosed in Schedule 3.13 or disclosed or required to be disclosed pursuant to Section 3.12 or which are otherwise material to the Company and the Subsidiary taken as a whole are valid and binding agreements of the Company or the Subsidiary, are in full force and effect, and neither the Company, the Subsidiary nor, to the knowledge of the Company any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment or, at any time since December 31, 1996, would have been in default but for a valid and effective waiver. True and complete copies of all written contracts and summaries of all oral or implied contracts listed on Schedule 3.13 have been delivered to Parent.

               (c) Finders' Fees. Neither the Company nor, to the best of the Company's knowledge any stockholder of the Company, has employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement which is payable by the Company or the Subsidiary.


         3.14. Licenses. No license, franchise, permit or other similar authorization held by the Company or the Subsidiary will be terminated or impaired as a result of the transactions contemplated by this Agreement, except such terminations or impairments as would not have a Material Adverse Effect.

         3.15. Insurance. Schedule 3.15 lists, and the Company has furnished to Parent true and complete copies of, all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and the Subsidiary (including without limitation workers' compensation policies). There is no claim by the Company or the Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds are current and the Company and the Subsidiary are otherwise in compliance in all material respects with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect. Policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and the Subsidiary. The Company does not know of any threatened termination of or premium increase with respect to any of such policies or bonds.

         3.16. Compliance with Laws. Except for violations which do not have and will not have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor the Subsidiary is in violation of any applicable provisions of any laws, statutes, ordinances or regulations.

         3.17. Patents, Trademarks, etc. (a) Schedule 3.17 lists all patents and trade and service marks which have been granted or registered, or for which an application for grant or registration is pending, in each case which is owned and is used or held for use by the Company or the Subsidiary (the "Intellectual Property Rights") specifying as to each as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right;
(iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) material licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right including the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provided and the term thereof. The Company is the sole and exclusive owner of, with all right, title and interest in and to, free and clear of any Lien except for Liens in favor of the Company's Lenders, the Intellectual Property Rights described in such list and has sole and exclusive right (without being contractually obligated to pay in the future compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which they are being used.

               (b) Neither the Company nor the Subsidiary has any writings for which a claim for copyright has been recorded or is pending.

               (c) Neither the Company nor the Subsidiary (i) since January 1, 1995 has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to the business of the Company or the Subsidiary not finally terminated prior to the date hereof involving a claim of infringement of any patents, trademarks, service marks or copyrights, (ii) has knowledge of any such charge or claim, or (iii) has knowledge of any infringement since such date by any other person or any of the Intellectual Property Rights. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or the Subsidiary or restricting the licensing thereof by the Company or the Subsidiary to any Person. Neither the Company nor the Subsidiary has entered into any agreement to indemnify any other person against any charge of infringement of any patent, trademark, service mark or copyright.

               (d) The consummation of the transactions contemplated by this Agreement will not contravene or constitute a default under, require the consent of any person pursuant to or otherwise result in the termination or impairment of (or permit any Person to terminate or otherwise impair) any Intellectual Property Right.

               (e) Schedule 3.17 lists the legal names used by the Company and the Subsidiary in all states where such names are not Binnings Building Products, Inc.

         3.18. Environmental Matters. (a) Except as described in the Selected Soil Remedial Action Alterations and Estimated Cost Summary Report prepared by M.P. Brown & Associates, Inc. for the Company's property located at 2805 N.E. 185th Street, Miami, Florida, dated August 1997 (the "Miami Report"), the Company and its Subsidiaries have been for the past 8 years and is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws, standards and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, or conditions, petroleum and petroleum products ("Materials of Environmental Concern"), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its Subsidiary of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as described in the Miami Report, Neither the Company nor any Subsidiary has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any Subsidiary is not in such full compliance, and, to the knowledge of the Company after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Schedule 3.18(a).

               (b) Except as described in the Miami Report, there is no claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting for the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company or the Subsidiary (collectively, "Environmental Claims"), pending or threatened against the Company or any Subsidiary or, to the knowledge of the Company after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed either contractually or by operation of law.

               (c) Except as described in the Miami Report, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or, to the knowledge of the Company after due inquiry, against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed either contractually or by operation of law.

               (d) Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where the Company or any Subsidiary has released, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 3.18(d), (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by the Company or any Subsidiary are identified in Schedule 3.18(d), (iii) except as set forth in Schedule 3.18(d), there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Company or any Subsidiary, and (iv) except as set forth in Schedule 3.18(d), no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at an property owned or leased by the Company or any Subsidiary.

         3.19. Labor Matters. (a) Neither the Company nor the Subsidiary is a party to any collective bargaining agreement and there is no election or proceeding pending to recognize a union for any employees of the Company or the Subsidiary, in each case as of the date hereof. There are no unfair labor practice or other administrative or court proceedings pending, or to the knowledge of the Company threatened, between the Company or the Subsidiary and its employees and there has not occurred within the past two years any material work stoppage or strike or any significant labor troubles at the facilities of the Company or the Subsidiary.

               (b) No present or former employee of the Company or any Subsidiary has a pending claim against the Company or the Subsidiary (whether under federal or state law) under any employment agreement, or otherwise, on account of or for (i) overtime pay, other than overtime pay for the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) vacation or time off (or pay in lieu thereof), other than that earned in respect of the previous twelve months, or (iv) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

               (c) As of the date hereof, no person has a pending claim against the Company or the Subsidiary arising out of any material breach or violation of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including without limitation, the Occupational Safety and Health Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, or the Age Discrimination in Employment Act of 1967).

         3.20 Disclosure. The Company has disclosed to Parent and Merger Sub any and all facts which could have a Material Adverse Effect. No representation or warranty by the Company in Section 3.1 through Section 3.20 of this Agreement or any Schedule or Exhibit hereto or other document previously disclosed to Parent, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent and the Merger Sub represent and warrant that:

         4.1. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its charter and bylaws.

         4.2. Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of Parent and Merger Sub, respectively, and have been duly authorized by all necessary corporate action.

         4.3. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act and the filing of the Certificate of Merger.

         4.4. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not contravene or constitute a default under any provision of applicable law or regulation (assuming compliance with the matters referred to in Section 4.3) or of the charter or bylaws of Parent or Merger Sub or of any agreement, judgment, injunction, order, decree, administrative interpretation, award or other instrument binding upon Parent or Merger Sub.

         4.5. Binding Effect. This Agreement constitutes, and when executed the Escrow Agreement will constitute, a valid and binding agreement of Parent and Merger Sub, as the case may be, enforceable in accordance with its terms except as limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and the application of equitable principles.

         4.6 Finders' Fees. Parent and Merger Sub have not employed any investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement which is not the obligation of Parent or Merger Sub.

         4.7. Litigation. There is no action, suit, investigation or proceeding pending against or affecting, or, to the knowledge of Parent or Merger Sub, threatened against or affecting, Parent or Merger Sub or any of their Affiliates or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger.


                                    ARTICLE V

                            COVENANTS OF THE COMPANY

         The Company covenants and agrees that:

         5.1. Conduct of the Company. (a) From the date hereof until the Closing Date, the Company shall, and shall cause the Subsidiary to, conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organization and relationships with third parties and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date the Company shall not and shall not permit the Subsidiary to take any of the following actions:

              (i) amend or alter any material term of any outstanding security, stock option, warrant, stock appreciation right, or other phantom equity interest of the Company or the Subsidiary except as identified on Schedule 3.3:

              (ii) (A) incur, assume or guarantee any debt for borrowed money other than borrowings under Company's Loan Agreement and up to $25,000 of borrowings to finance capital expenditures made in the ordinary course of business; (B) issue or sell any securities convertible into or exchangeable for debt securities of the Company or the Subsidiary; or (C) issue or sell any options or other rights to acquire from the Company or the Subsidiary any debt securities of the Company or the Subsidiary or any securities convertible into or exchangeable for any such debt securities;

              (iii) create, assume or incur any Lien on any material asset of the Company or the Subsidiary except for (A) Liens in favor of Company's Lenders created pursuant to Company's Loan Agreement, (B) Liens for taxes not yet due or being contested in good faith (and for which adequate reserves shall be established), and (C) Liens on assets securing debt not to exceed an aggregate of $25,000 incurred or assumed for the purpose of financing all or any part of the cost of acquiring such assets, provided that any such Liens attach to any such asset concurrently with or within 30 days after the acquisition thereof;

              (iv) assume, guarantee, endorse or otherwise become liable for, the obligations of any other Person;

              (v) make any loan, advance to or investment in any Person other than loans, advances or contributions to or investments made in the ordinary course of business or as required under Section 5.1(b);

              (vi) issue or sell Company Shares or Company Securities, issue or sell any Subsidiary Securities or redeem, repurchase or otherwise acquire shares of capital stock or other equity interests in or other securities of the Company or the Subsidiary or pay or make any dividend or other distribution with respect thereto other than as described in
         Section 5.1(b);

              (vii) enter into any transaction, contract or agreement, make any commitment relating to its assets or business (including the acquisition or disposition of any assets with an aggregate value of $25,000 or greater), relinquish any contract or other right of the Company or the Subsidiary or make any change in its operations that, in each case, is material to the Company and the Subsidiary taken as a whole, other than those contemplated by this Agreement, made in the ordinary course of business or approved by Parent;

              (viii) adopt any significant change in any method of accounting or accounting practice used by the Company or the Subsidiary other than by reason of a concurrent change in GAAP;

              (ix) (A) grant or make any severance or termination payments to any officer, director or employee of the Company or the Subsidiary, (B) enter into any employment, deferred compensation or other similar agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company or the Subsidiary, (C) increase benefits payable under any existing severance or termination pay policies or employment agreements or (D) pay or provide for any increase in compensation, bonus, or other benefits payable to officers, directors or employees of the Company or the Subsidiary except, in each case, in the ordinary course of business consistent with past practice and with respect to which Parent has received advance notice;

              (x) adopt any new pension, profit sharing, incentive, bonus, deferred compensation, stock purchase, stock option, group insurance, severance, retirement, collective bargaining or other employee benefit plan, agreement or arrangement other than renewals of any such plans, agreements or arrangements already in effect;

              (xi) change the outstanding Company Shares or capital stock or other ownership interests (phantom or otherwise) in or the capitalization of the Company or the Subsidiary, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except as described on Schedule 3.3;

              (xii) amend its charter or bylaws;

              (xiii) merge or consolidate with any Person, acquire any stock or other ownership interest in any Person (except as described in Section 5.1(b)) or the assets of any business as an entirety or liquidate, dissolve or otherwise reorganize or seek protection from creditors, except through the Merger;

              (xiv) take, or omit to take, any action, the effect of which would reasonably be expected to cause any of the representations and warranties in Article III to be inaccurate at or as of any time prior to the Closing Date; and

              (xv) agree or commit to do any of the foregoing.

         (b) Prior to the Effective Time, and only if requested by Parent not less than one business day prior to the proposed Closing Date, the Company shall contribute its real property located at 2805 N.E. 185th Street, Miami, Florida, through a quit-claim deed to a newly formed, wholly owned subsidiary in the form of a Delaware corporation with the Company as its sole stockholder. If Parent makes such request, then Parent shall be responsible for the payment of any transfer taxes associated with such transaction.

         5.2. Access to Information. The Company shall give Parent, its counsel, financial advisors, auditors, prospective lenders, investment bankers and their agents and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiary, will furnish to Parent, its counsel, financial advisors, auditors, prospective lenders, investment bankers and their agents and authorized representatives such financial and operating data and other information as such persons may reasonably request (including access to workpapers of the Company's Accountants and information relating to the Company's business and products and the financial statements and other financial information of the Company for use by Parent and Merger Sub in connection with the efforts to obtain financing to consummate the transactions contemplated hereby) and will instruct the Company's employees, counsel and financial advisors, and the employees, counsel and financial advisors of the Company and the Subsidiary, to cooperate with such persons in their investigation of the business of the Company and the Subsidiary; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company.

         5.3. Other Offers. From the date hereof until the termination hereof, neither the Company, GLI nor the officers, directors, employees or other agents of such Person will, directly or indirectly, (i) take any action to solicit, initiate or encourage any offer or indication of interest from any Person with respect to any Acquisition Proposal (as hereinafter defined) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or the Subsidiary or afford access to the properties, books or records of the Company or the Subsidiary to, any Person that may be considering making, or has made, an offer with respect to an Acquisition Proposal. The Company will promptly notify Parent and Merger Sub after receipt of any offer or indication that any Person in considering making an offer with respect to an Acquisition Proposal or any request for nonpublic information relating to the Company or the Subsidiary or for access to the properties, books or records of the Company or any Subsidiaries by any Person that may be considering making, or has made, an offer with respect to an Acquisition Proposal and will keep Parent fully informed of the status and details of any such offer, indication or request. "Acquisition Proposal" means any proposal for the acquisition of, or merger or other business combination involving, the Company or the Subsidiary or the sale of the Company Shares or a substantial portion of the assets of the Company or the Subsidiary, other than the transactions contemplated by this Agreement. Neither the stockholders of the Company nor the Company have conducted any discussions or negotiations with any Person (other than Parent and Merger Sub) relating to any Acquisition Proposal since September 24, 1997.

         5.4. Notices of Certain Events. The Company shall promptly notify Parent and Merger Sub of:

              (i) any notice or other communication received by the Company or GLI from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

              (ii) any notice or other communication received by the Company or GLI from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

              (iii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company after due inquiry threatened against, relating to or involving or otherwise affecting the Company or the Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
         Section 3.9 or which relate to the consummation of the transactions contemplated by this Agreement; and

              (iv) any material adverse change in the condition (financial or otherwise), business, assets, liabilities, capitalization, financial position, operations, results of operations or prospects of the Company and the Subsidiary.


                                   ARTICLE VI

                       COVENANTS OF PARENT AND MERGER SUB

         Parent and Merger Sub covenant and agree that:

         6.1. Confidentiality. They will hold, and will cause its officers, directors, employees, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and the Subsidiary furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent or Merger Sub, (ii) in the public domain through no fault of Parent or Merger Sub or (iii) later lawfully acquired by Parent or Merger Sub or from sources other than the Company; provided that Parent and Merger Sub may disclose such information to their officers, directors, agents, lenders and other investors in connection with the transactions contemplated by this Agreement so long as such persons are informed by Parent or Merger Sub of the confidential nature of such information and are directed by Parent and Merger Sub to treat such information confidentially. Parent and Merger Sub's obligations to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, such confidence shall be maintained and Parent and Merger Sub will, and will cause its officers, directors, employees, consultants, advisors, lenders and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and all copies thereof, obtained by Parent or Merger Sub or on its behalf from the Company in connection with this Agreement that are subject to such confidence. The provisions of this Section 6.1 shall expire as of the Closing Date.

         6.2. Breakup Fee. If on or before December 31, 1997, (i) Parent completes a public offering which includes (on a pro forma basis) the financial results of the Company, (ii) the Company satisfies all of the conditions set forth in Section 9.1(i), (ii), (iii), (iv), (vii), (viii), (ix), (x), (xi) and
(xii), (iii) Parent and Merger Sub are not entitled to terminate this Agreement pursuant to Section 8.1(iv), and (iv) the Effective Time has not occurred nor been extended pursuant to Section 2.2(c), then Parent shall pay the Company a breakup fee of $625,000, and such fee shall be due and payable not later than March 31, 1998.


                                   ARTICLE VII

                   COVENANTS OF COMPANY, PARENT AND MERGER SUB

         The parties hereto agree that:

         7.1. Best Efforts. Subject to the terms and conditions of this Agreement each party will use its best efforts to take or cause to be taken all action and to do or cause to be done all things necessary proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         7.2. Certain Filings. The Company, Parent and Merger Sub shall cooperate with one another (i) in connection with the preparation of Parent Disclosure Documents, (ii) in determining whether any other action by or in respect of or filing with a governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         7.3. Public Announcements. The Company will consult with Parent before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby. Parent is authorized, to the extent required by applicable law or to facilitate the consummation of the transactions contemplated by this Agreement, to issue any such press release or make any such public disclosure after providing the Company with at least 48 hours notice prior to issuing any such press release or making any such public disclosure.

         7.4. Agreement to Take Necessary and Desirable Actions. The Company, and Parent and Merger Sub agree, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

         8.1. Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

              (i) Mutual Consent. By mutual written consent of the Company, Parent and Merger Sub duly authorized by their respective Boards of Directors.

              (ii) Cut-Off Date. By the Company or Parent and Merger Sub if the Closing Date shall not have occurred on or before December 31, 1997, unless Parent and Merger Sub extend the cut-off date pursuant to
         Section 2.2(c) or the Company, Parent and Merger Sub agree to a different date in writing.

              (iii) Court Order, etc. By the Company or Parent if (A) the consummation of the transactions contemplated hereby shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction or (B) there shall be a statute, rule or regulation which makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited.

              (iv) Material Adverse Change. By Parent and Merger Sub if in their reasonable judgment there has been any material adverse change in the business, assets, liabilities, financial position, operation, results of operations or prospects of the Company and the Subsidiary taken as a whole since December 31, 1996.

         8.2. Effect of Termination: Right to Proceed. In the event that this Agreement shall be terminated pursuant to Section 8.1 or because of the failure to satisfy any of the conditions specified in Article IX, all further obligations of the Company to Parent and Merger Sub, or of Parent and Merger Sub to the Company, under this Agreement shall terminate without further liability of the Company or Parent or Merger Sub (except to the extent that the failure to satisfy any of such conditions is the result of a breach by the Company of its obligations under Section 7.1 or a breach by Parent or Merger Sub of its obligations under Section 7.1), except for the obligations of the Parent and Merger Sub under Section 6.1 and Section 6.2. Nevertheless, anything in this Agreement to the contrary notwithstanding, if any of the conditions to the obligations of the Company or of Parent or Merger Sub specified in Section 9.2 or Section 9.1, respectively, have not been satisfied, the Company or Parent or Merger Sub, as the case may be, in addition to any other rights which may be available to it, shall have the right to waive such conditions and to proceed with, and to require the other parties hereto (subject to the satisfaction of the respective conditions to their obligations under Article IX) to proceed with, the Closing and the consummation of the other transactions contemplated hereby.


                                   ARTICLE IX

                            CONDITIONS TO THE CLOSING

         9.1. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are subject to the satisfaction at or prior to the Closing of the following conditions:

              (i) Performance. The Company shall have performed in all material respects each of the acts and undertakings of the Company to be performed at or before the Closing pursuant to this Agreement and Parent and Merger Sub shall have received a certificate signed by the Company and dated the Closing Date to such effect.

              (ii) Representations and Warranties True. Each of the representations and warranties of the Company contained herein and in any certificate or other writing delivered by the Company pursuant hereto or in connection herewith shall be true on and as of the Closing Date with the same effect as though made on and as of such date and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company and dated the Closing Date to such effect.

              (iii) Corporate Existence. Parent and Merger Sub shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiary and the authority of the Company to enter into this Agreement.

              (iv) Opinion of Company Counsel. Parent and Merger Sub shall have received an opinion of Olshan Grundman Frome & Rosenzweig LLP, counsel to the Company, dated the Closing Date, substantially in the form of Exhibit E hereto. In rendering its opinion, Olshan Grundman Frome & Rosenzweig LLP may rely, as to matters of fact, upon the representations of the Company contained in this Agreement and upon certificates of public officials and of officers of the Company and the Subsidiary.

              (v) No Violation of Statutes, Orders, etc. There shall not be any statute, rule or regulation which makes it illegal for Parent or Merger Sub to consummate the transactions contemplated hereby or any order, decree or judgment enjoining Parent or Merger Sub from consummating the transactions contemplated hereby.

              (vi) Financing. Parent and Merger Sub shall have received on terms and conditions satisfactory to them financing needed to consummate the transactions contemplated hereby.

              (vii) Lender Approval. The Company shall have obtained any necessary approval of this Agreement and the Merger from the Company's Lenders.

              (viii) Material Contracts, Approvals, Permits and Leases. Parent shall be reasonably satisfied that it or Merger Sub may assume all material contracts, approvals, permits and leases of the Company and the Subsidiary and that no such contracts or leases will conflict with or result in a material breach or default under any material contract, approval, permit or agreement of Parent.

              (ix) HSR Act. The filing and waiting period requirements of the HSR Act relating to the Merger shall have been complied with.

              (x) Recapitalization. Parent shall have received evidence, in form and substance satisfactory to Parent, that the steps described in
         Schedule 3.3 with respect to changes in the capital structure of the Company shall have been agreed to by all affected parties (including without limitation the agreement by the ReliaStar Holders to exchange all of its interest in Company Shares and Company Securities in exchange for the ReliaStar Payment).

              (xi) Payoff Letters. Parent shall have examined executed copies of the releases of the security interests of the Company's Lenders and other evidence of the satisfaction of the Loans and Secured Notes, with assurance from the Company's Lenders that the releases of the Company from all outstanding owing to the

         Company's Lenders will be delivered upon payment of amounts not to exceed the Payoff Amount.

              (xii) General. All actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Parent.

         9.2. Conditions to Obligations of the Company. The obligations of the Company and the holders of the Company Shares hereunder are only subject to the satisfaction at or prior to the Closing to the following conditions.

              (i) Performance. Parent and Merger Sub shall have performed in all material respects each of the acts and undertakings of Parent and Merger Sub to be performed at or before the Closing pursuant hereto and the Company shall have received a certificate dated the Closing Date and signed by an authorized representative of Parent and Merger Sub to such effect.

              (ii) Representations and Warranties True. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date with the same effect as though made on and as of such date and the Company shall have received a certificate dated the Closing Date and signed by an authorized representative of Parent and Merger Sub to such effect.

              (iii) Opinion of Special Counsel to Parent. The Company shall have received an opinion of Squire, Sanders & Dempsey L.L.P., special counsel to Parent and Merger Sub, substantially in the form of Exhibit F hereto. In rendering such opinion such counsel may rely as to matters of fact upon certificates of public officials and of officers of Parent and Merger Sub.

              (iv) No Violation of Statutes, Orders etc. There shall not be any statute, rule or regulation which makes it illegal for the Company to consummate the transactions contemplated hereby or any order decree or judgment which enjoins the Company from consummating the transactions contemplated hereby.

              (v) HSR Act. The filing and waiting period requirements of the HSR Act relating to the Merger shall have been complied with.


              (vi) General. All actions to be taken by the Parent and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.



                                    ARTICLE X

                      SURVIVAL AND REMEDY; INDEMNIFICATION

         10.1. Survival; Remedy for Breach. The representations and warranties of the parties hereto contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing only through the Escrow Claim Expiration Date and shall be limited to the amount of the Escrow Fund. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 10.2 shall survive the time at which it would otherwise terminate pursuant to such sentence, if notice of the inaccuracy thereof giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time, provided, however, that the procedures for making claims pursuant to Section 10.2 shall be governed by the Escrow Agreement. All covenants and other agreements included in this Agreement shall survive the Closing except as indicated therein.

         10.2. Indemnification by the Stockholders. Subject to the terms and conditions of the Escrow Agreement, the Stockholders hereby indemnify each Parent Indemnitee against and agree to hold each Parent Indemnitee harmless, to the extent of the Escrow Fund, from any and all damage, loss, liability, penalty, expense, assessment, settlement or judgment (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought by or against any such Parent Indemnitee) incurred or suffered by any such Parent Indemnitee arising out of (i) the inaccuracy of any of the representations or warranties made by the Company or the breach of any covenant or agreement of the Company, if and to the extent that such damage, loss, liability, expense, assessment, settlement or judgment exceeds amounts expressly reserved for such matters on the September Balance Sheet or (ii) the information provided by the Company or the Subsidiary for use in the Parent Disclosure Documents to the extent such information contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading; provided, however, that any claims hereunder must be made in accordance with the provisions of the Escrow Agreement and shall be limited to the amounts contained in the Escrow Fund, and provided further that no claim hereunder may be made until the aggregate amount of all claims by Parent Indemnitees hereto exceed $100,000.

         10.3. Indemnification by Parent. Parent hereby indemnifies each Stockholder Indemnitee (as hereinafter defined) against and agrees to hold each Stockholder Indemnitee harmless from any and all damage, loss, liability, expense, assessment, settlement or judgment (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against any such Stockholder Indemnitee) incurred or suffered by any such Stockholder Indemnitee arising out of (i) the inaccuracy of any of the representations or warranties made by Parent or Merger Sub in Article IV or any breach of any covenant or agreement of Parent or Merger Sub, and (ii) information about the Company, its Stockholders and agents contained in the Parent Disclosure Documents filed with the SEC (other than any such damage, loss, liability, expense, assessment, settlement or judgment caused by any statement in such Parent Disclosure Document based upon information supplied by the Company specifically for use in such Parent Disclosure Document which contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading). Parent's obligation to provide the indemnity pursuant to this Section 10.3 shall expire on the first anniversary of the Closing.

         10.4. Procedures. (a) For purposes of this Article X, the term "Parent Indemnitee" shall include Parent and any of its Affiliates and, effective at the Closing, the Company and the Subsidiary. For purposes of this Article X, the term "Stockholder Indemnitee" shall include each holder of Company Shares. The procedures for handling claims of any Parent Indemnitee are set forth in the Escrow Agreement. For purposes of this Section 10.4, the term "Indemnifying Party" shall mean Parent, and "Indemnified Party" shall mean a Stockholder Indemnitee.

               (b) Each Indemnified Party shall give prompt notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder and of any damage, loss, liability or expense which the Indemnified Party deems to be within the ambit of this Section 10.4, specifying with reasonable particularity the basis therefor and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The Indemnifying Party may, at its own expense, (i) participate in and,
(ii) upon notice to the Indemnified Party, assume the defense of any such suit, action or proceeding; provided that (i) the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party's reasonable request for such consultation from time to time with respect to such suit, action or proceeding and (iii) the Indemnifying Party shall not, without the Indemnified Party's consent, agree to any settlement with respect to any Tax if the effect of such settlement would be an increase in the liability of the Indemnified Party with respect to any Tax for any period beginning after the Closing. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

               (c) No Indemnifying Party shall be liable under this Section 10.4 for any settlement, effected without its consent or resulting from a proceeding in which such Indem-nifying Party was not permitted an opportunity to participate, of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. No investigation by any Indemnified Party at or prior to the Closing shall relieve any Indemnifying Party of any liability under this Article XI. No Indemnified Party shall make any claim for indemnification if any Indemnified Party had or the Company actual knowledge that the basis for such claim existed prior to the Closing.

               (d) Any claim of any Stockholder Indemnitee under this Section
10.4 may be made and enforced by the Stockholder affiliated with such Stockholder Indemnitee on behalf of any such Stockholder Indemnitee.


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopier or by registered or certified mail, postage prepaid, addressed as follows:

         To Parent and Merger Sub (and to the Company/Surviving Corporation after the Effective Time):

              c/o American Architectural Products Corporation
              755 Boardman-Canfield Road
              South Bridge Executive Park
              Building G West
              Boardman, Ohio  44512

                     Attention:  President
                     Telecopy:   (330) 965-9915

                     with copies to:

                            Alan N. Waxman
                            Squire, Sanders & Dempsey L.L.P.
                            350 Park Avenue
                            New York, New York  10022
                            Telecopy:  (212) 872-9815


         To the Company (prior to the Effective Time) and Stockholders'
Representative:

              Binnings Building Products, Inc.
              c/o Lehigh Group
              810 Seventh Avenue
              27th Floor
              New York, New York  10019

                     Attention:  Mr. Salvatore J. Zizza
                     Telecopy:   (212) 397-5832

                     with copies to:

                            Ilan K. Reich, Esq.
                            Olshan, Grundman, Frome & Rosenzweig LLP
                            505 Park Avenue
                            New York, New York  10022
                            Telecopy:  (212) 935-1782

or such other addresses as shall be furnished by like notice by such party. Any such notice or communication given by mail shall be deemed to have been given four days after the date so mailed, and any such notice or communication given by telecopy shall be deemed to have been given when transmitted.

         11.2. Expenses. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses (whether or not such costs and expenses exceed the Expense Allocation); provided that for purposes of this Section any such costs and expenses incurred by a holder of Company Shares or Company Securities (other than normal business expenses of Company personnel) shall be deemed to have been incurred by the holder of Company Shares or Company Securities and not by the Company or any other party hereto, and the Company shall not be liable for transaction expenses in excess of $100,000 (including without limitation the fees and expenses of any counsel paid for by the Company or its Subsidiary), and to the extent the amount of transaction expenses exceeds such amount, the Adjusted Net Merger Consideration shall be reduced through a claim by Parent against the Escrow Fund.

         11.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns, provided, however, that neither this Agreement nor any right hereunder may be assigned by any party without the consent of the other parties hereto, except that (i) prior to the Closing Date, Parent or Merger Sub may assign its rights and obligations to an Affiliate of Parent so long as Parent, or Merger Sub, as the case may be, remains liable for such assignee's performance hereunder and (ii) on or after the Closing Date, Parent may assign its rights and obligations hereunder to any purchaser(s) the business acquired hereunder or in connection with a collateral assignment of this Agreement to any lender or group of lenders, or one or more agents therefor, or to any trustee serving on behalf of holders of debt securities (including without limitation any assignment to a purchaser in connection with the foreclosure on or other disposition by such lender or trustee of such collateral).

         11.4. Entire Agreement; Amendments. This Agreement, including the Schedules and Exhibits hereto, and the other instruments and agreements referred to herein, embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto including, without limitation, the letter agreement between the Company and the Parent dated September 24, 1997 and the five-page binding agreement dated November 10, 1997. This Agreement may be amended but only in a writing signed by Parent, Merger Sub and the Company.

         11.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterpart, have been signed by Parent and Merger Sub and delivered to the Company and one or more counterparts have been signed by the Company and delivered to Parent and Merger Sub.

         11.6. Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any person or circumstance should be held by an administrative agency or court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement and the application of such term, provision, covenant, or restriction to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Further, it is the intent of the parties that if any term, provision, covenant, or restriction of the Agreement should be held to be invalid, void, or unenforceable as applied to any person or circumstance, then such term, provision, covenant, or restriction shall be modified to the extent necessary in order to render the same enforceable, consistent with the expressed objectives of the parties hereto for entering into this Agreement.

         11.7. Captions. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of law principles).

         11.9. Stockholders' Representative. (a) The Stockholders' Representative has been appointed by the holders of the Company Shares and is hereby appointed as the agent for such holders (i) to receive any notices from Parent or Merger Sub after the Effective Time under this Agreement and the Escrow Agreement; and (ii) to act as the representative of holders of the Company Shares in the computation of 1997 EBITDA and pursuant to the Escrow Agreement; and (iii) the Stockholders' Representative is authorized to take any action deemed by it to be appropriate or necessary to carry out the provisions of, and to determine the rights of holders of Company Shares under, this Agreement and the Escrow Agreement. Parent and Merger Sub and the other holders of the Company Shares shall be entitled to rely on any representations and instruments made or executed by the Stockholders' Representative and any notice to be sent hereunder with respect to matters relating to the scope of Stockholders' Representative's services shall be sufficiently delivered to the Stockholders' Representative when sent to the Stockholders' Representative in accordance with Section 11.1.

         (c) The Stockholders' Representative shall be compensated for its services under this Agreement and the Escrow Agreement, including its out-of-pocket expenses incurred in connection with this Agreement and the Escrow Agreement, solely and exclusively from the funds available through the Expense Allocation, and the Stockholders' Representative shall have no claim against the Company, Parent or Merger Sub for any fees or expenses.

         (d) The Stockholders' Representative (i) shall not be liable to any holders of Company Shares for any error in judgment, acts done or omitted by it in good faith, or mistake of fact or law unless caused by negligence or willful misconduct; (ii) shall be entitled to treat as genuine any letter or other document furnished by any Parent Indemnitee, any holder of the Company Shares, the Escrow Agent or Parent or Merger Sub and believed by the Stockholders' Representative to be genuine and to have been signed and presented by the proper party or parties; and (iii) shall be promptly reimbursed from the Expense Allocation for attorneys' fees and other reasonable out-of-pocket expenses incurred by it in connection with this Agreement and the Escrow Agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto as of the day and year first above written.

                                  AMERICAN ARCHITECTURAL PRODUCTS
                                    CORPORATION


                                  By /s/ Frank J. Amedia
                                     -----------------------------
                                     Title:  President



                                  BBPI ACQUISITION CORPORATION


                                  By /s/ Frank J. Amedia
                                     -----------------------------
                                     Title:  President



                                  BINNINGS BUILDING PRODUCTS, INC.



                                  By /s/ Salvatore J. Zizza
                                     -----------------------------
                                     Title: Chairman of the Executive Committee


         I hereby acknowledge and accept my appointment as Stockholders' Representative pursuant to the foregoing Agreement as of the date first above written.


/s/ Salvatore J. Zizza
----------------------
  SALVATORE J. ZIZZA

      The following schedules to the Plan and Agreement of Merger have been omitted from this Exhibit 2.1. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.


Exhibit A-1       Action in Writing by Approving Stockholders
Exhibit A-2       Form of Notice to Non-Approving Shareholders
Exhibit B         September Balance Sheet
Exhibit C         Restated Certificate of Incorporation
Exhibit D         Form of Escrow Agreement
Exhibit E         Opinion of Olshan Grundman Frome & Rosenzweig LLP
Exhibit F         Opinions of Squire, Sanders & Dempsey L.L.P.


Schedule 3.3.     Capitalization
Schedule 3.6.     Absence of Certain Changes
Schedule 3.7.     Properties; Assets
Schedule 3.10.    Business Activities
Schedule 3.11.    Tax Matters
Schedule 3.12.    Employee Benefits
Schedule 3.13.    Material Contracts
Schedule 3.15.    Insurance
Schedule 3.17.    Patents, Trademarks, etc.
Schedule 3.18.    Environmental Matters